Exhibit 10

Compensation of Named Executive Officers

Our executive officers are at-will employees.  We do not have a written employment contract with any of them.  We or the officer can terminate the employment relationship at any time, for any reason, with or without cause.  For 2014, we have set the following officers’ annual salaries and expect to contribute to their defined contribution profit sharing trust accounts, as follows:

		Estimated
		Profit Sharing
	2014	Trust
	Salary	Contribution{1}
Karen Colonias	$350,000	$26,000
President and Chief Executive Officer
Thomas J Fitzmyers	250,000	25,000
Chairman of the Board
Phillip Terry Kingsfather{2}	152,955	15,296
President and Chief Executive Officer of Simpson Strong-Tie Company Inc.
Brian J. Magstadt	243,338	24,334
Chief Financial Officer, Treasurer and Secretary
Jeffrey E. Mackenzie	181,830	18,183
Vice President

{1}     If we employ the officer on December 31, 2014, or if he or she is age sixty or older, we will contribute to his or her profit sharing trust account 10% of his or her salary, with a contribution limit of $26,000 for 2014, plus a pro rata share of forfeitures by other participants. The estimates in this table assume that no forfeitures will occur. Of this 10%, a discretionary contribution of 7% of his or her salary, if approved by our Board of Directors, will be paid in 2015, and the 3% will be paid quarterly in the month following the last month of each calendar quarter of 2014.

{2}     Amounts for Phillip Terry Kingsfather are computed through his planned retirement date of July 1, 2014.

The 2014 salaries represent no increase for Karen Colonias or Phillip Terry Kingsfather, a 5% increase for Brian J. Magstadt, a 3% increase for Jeffrey E. Mackenzie and a 40.3% increase for Thomas J Fitzmyers from their 2013 salaries.

Each of our officers, with the exception of Thomas J Fitzmyers, participates in our Executive Officer Cash Profit Sharing Plan, which is designed to reward them with quarterly cash bonuses based on operating profit for Simpson Strong-Tie Company Inc. less a return on assets, as established by our Board of Directors.  For this purpose, we generally define operating profit as:

Income from operations of Simpson Strong-Tie Company Inc.

Plus:                              Stock compensation charges

Certain incentive compensation and commissions

Salaried pension contributions

Self-insured workers’ compensation costs

Equals:                               Operating profit

Once we determine the operating profit, we subtract qualifying levels based on a specified return on assets (also as established by our Board of Directors) to determine the pool of profit available to our participating employees.  We generally determine the return on assets as follows:

Average assets of Simpson Strong-Tie Company Inc., net of specified liabilities, for the 3 months ending on the last day of the second month of the quarter

Less:                               Cash

Real estate

Acquired assets (excluding cash, real estate, goodwill and indefinite lived intangible assets) based on tiered phase-in schedule

Goodwill and indefinite lived intangible assets

Self-Insured workers’ compensation reserves

Multiplied by:                                        Specified return percentage for Simpson Strong-Tie Company Inc.

Equals:                               Qualifying level

Based on our operating profit for each of the 4 quarters of 2014, our officers may receive payouts after our quarterly earnings are announced to the public. Whether or not we pay amounts in any quarter under the Executive Officer Cash Profit Sharing Plan does not affect our officers’ ability to earn amounts in any other quarter. If the operating profit is lower or higher than the targeted operating profit, the payouts will be correspondingly lower or higher, but we generally do not make any payment when the operating profit for the quarter is less than the qualifying level for the quarter.

For the full year 2014, the annual operating profit goals, qualifying levels and targeted payouts for each of the following executive officers are as follows:

	Operating	Qualifying	Targeted
	Profit Goal	Level	Payout{1}

Karen Colonias	$121,636,000	$64,857,000	$1,446,000

Phillip Terry Kingsfather	121,636,000	64,857,000	760,000	{2}

Brian J. Magstadt	121,636,000	64,857,000	397,000

Jeffrey E. Mackenzie	121,636,000	64,857,000	263,000

{1}     Amounts expected to be paid for the full year of 2014 if operating profit goals established at the beginning of the year are met and qualifying levels are as projected at the beginning of the year.

{2}     Targeted payout for Phillip Terry Kingsfather is computed through his planned retirement date of July 1, 2014.

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

Except for Phillip Terry Kingsfather, who plans to retire in July 2014, and Thomas J Fitzmyers, each of our officers is eligible to participate in our 2011 Incentive Plan for 2014.  Whether we award restricted stock units under our 2011 Incentive Plan each year depends on whether we meet the applicable operating profit goal for the preceding year.  If we do not achieve the applicable operating profit goal for a year, we do not grant restricted stock units to the affected officers for that year.  If we achieve our operating profit goals for 2014, computed as described above, we anticipate granting restricted stock units to the following executive officers for the following numbers of shares of our common stock:

		Restricted
	Operating	Stock Unit
	Profit Goal{1}	Award

Karen Colonias	$121,636,000	15,250 shares

Brian J. Magstadt	121,636,000	6,315 shares

Jeffrey E. Mackenzie	121,636,000	1,720 shares

{1}     We use these parameters only for the purposes stated above.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

The Compensation and Leadership Development Committee of our Board of Directors also approved additional restricted stock unit awards and goals for Karen Colonias and Brian J. Magstadt. These awards will be based on performance against estimated sales of the products from our recent strategic acquisitions of S&P Clever Reinforcement Company AG, S&P Clever Reinforcement International AG, Fox Industries, Inc., Automatic Stamping, LLC and Automatic Stamping Auxiliary Services, LLC (collectively, the “Recently Acquired Businesses”). The number of restricted stock units may be increased or decreased based on the percentage above or below estimated sales, but at least 75% of the sales goal must be reached for an award to be earned. The number of potential restricted stock units earned and the goals for these individuals are as follows:

Restricted Stock Unit Award
	Karen	Brian J.
Recently Acquired Businesses	Colonias	Magstadt

75% of sales goal – $32,751,000	7,625 shares	3,157 shares
100% of sales goal – $43,668,000	15,250 shares	6,315 shares
150% of sales goal – $65,502,000	30,500 shares	12,630 shares

We use these parameters only for the purposes stated above.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

The total number of restricted stock units earned by achieving both the operating profit goal and the sales goal of the Recently Acquired Businesses may be modified up or down by 10% based on a peer group comparison of total stockholder return, including stock price appreciation and dividends paid. The peer group consists of the following companies:

Illinois Tool Works	Fastenal Company
Gibralter Industries	Eagle Material Inc.
Masco Corporation	Trex Co. Inc.
USG Corporation	Stanley Black & Decker, Inc.

If the Company’s total stockholder return is below the peer group average, 90% of the restricted stock units will be awarded, if it is at the peer group average 100% of the restricted stock units will be awarded, and if it is above the peer group average, 110% of the restricted stock units will be awarded. Therefore, the maximum potential restricted stock units awards is 50,325 shares for Karen Colonias and 20,840 shares for Brian J. Magstadt.

The Company will reimburse Mr. Fitzmyers for the cost of his travel on commercial flights between his home and our offices.

Compensation of Directors

We pay each of our directors whom we do not compensate as an officer or employee —

•                  an annual retainer of $40,000,

•                  a fee of $2,000 for attending in person each meeting of our Board of Directors or attending by telephone a meeting that is scheduled to be held by telephone conference,

•                  a fee of $2,000 for attending in person each committee meeting held on a day when our Board of Directors does not meet, whether or not he or she is a member of the committee,

•                  a fee of $1,000 for each committee meeting he or she attends in person on the same day as a meeting of our Board of Directors or another committee, whether or not he or she is a member of the committee, and

•                  a fee of half the normal fee for each Board of Directors or committee meeting he or she attends by telephone, unless it is scheduled to be held by telephone conference.

We pay the Lead Independent Director an additional annual fee of $10,000. We pay the Chair of the Audit Committee an additional annual fee of $8,000.  We pay the Chair of each of the Compensation and Leadership Development Committee, the Acquisition and Strategy Committee and the Governance and Nominating Committee an additional annual fee of $4,000.  The annual retainer and the additional annual fees for the Lead Independent Director and the Committee Chairs are not prorated in the year that a director is appointed to the Board of Directors. We reimburse outside directors for expenses that they incur in attending Board of Directors and committee meetings and educational programs.  We pay each outside director $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

Each of our independent directors, whether newly appointed or continuing his or her service, is eligible to receive 1,425 restricted stock units under our 2011 Incentive Plan for each year that we meet our annual operating profit goal.  Newly appointed directors are eligible to receive the entire restricted stock unit award as long as he or she served on the Board of Directors during the year and the operating profit goal for that year is achieved. The operating profit goal for awards for our independent directors is the same as the operating profit goal for awards to our Named Executive Officers.